Delisting Determination, The Nasdaq Stock Market, LLC, November 7, 2025, Bollinger Innovations, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Bollinger Innovations, Inc. effective at the opening of the trading session on January 20, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(2).The Company was notified of the Staff determination on August 26, 2025.
On September 2, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
The Company withdrew its appeal of the Staff Delist Determination Letter and notice was sent to the Company that confirmed this on October 8, 2025.

The Company common stock was suspended on October 13, 2025. The
Staff determination to delist the Company common stock became final on October 13, 2025.